Exhibit 99.1

MANHATTAN BANCORP

Contact Information:

Jeffrey M. Watson	Dean Fletcher
President/Chief Executive Officer	Executive Vice President/Chief Financial Officer

Phone: (310) 606-8000	Phone: (310) 606-8000
Fax: (310) 606-8090	Fax: (310) 606-8090

MANHATTAN BANCORP RECEIVES $1.7 MILLION IN NEW CAPITAL THROUGH THE U. S. TREASURY’S CAPITAL PURCHASE PROGRAM

LOS ANGELES, CA – December 10, 2008 – Manhattan Bancorp (“Bancorp”) (OTCBB: MNHN) the holding company of Bank of Manhattan, N. A. (“Bank”), a national bank, announced that on December 5, 2008, Manhattan Bancorp issued to the United States Department of the Treasury (“Treasury”) in exchange for aggregate consideration of $1,700,000, a total of 1,700 shares of Series A Fixed Rate Cumulative Perpetual Preferred Stock (the “Series A Preferred Stock”) having a liquidation preference of $1,000 per share and a Warrant (the “Warrant”) to purchase up to 29,480 shares of Manhattan Bancorp’s Common Stock at an exercise price of $8.65. The $1.7 million in new capital will be treated as Tier 1 Capital. Manhattan Bancorp’s total risk-based capital ratio was 35.8% at September 30, 2008, well above the regulatory requirements of 10% for “well capitalized” banks, and would increase to 38.8% with the inclusion of the new capital.

The Series A Preferred Stock will pay cumulative dividends at a rate of 5% per annum for the first five years and 9% per annum thereafter. The Series A Preferred Stock may not be redeemed during the first three years after issuance except from the proceeds from a “Qualified Equity Offering”. Thereafter, Manhattan Bancorp may elect to redeem the Series A Preferred Stock at the original purchase price plus accrued but unpaid dividends, if any. The related Warrant expires in ten years and is immediately exercisable upon its issuance.

 “We are very pleased to participate in the Treasury’s program to provide capital to strong and healthy financial institutions such as Bank of Manhattan” stated Jeffrey M. Watson, President and Chief Executive Officer. “With this TARP money, coupled with an additional $13.7 million in capital expected to be received by the end of the year, we are in an excellent position to capitalize on current market opportunities and further accelerate our core business plan.”

Bank of Manhattan, which opened for business on August 15, 2007, is a full service bank headquartered in the South Bay area of Los Angeles, California. Bank of Manhattan’s primary focus is relationship banking to entrepreneurs, family-owned and closely-held middle market businesses, real estate investors and professional service firms. On May 14, 2008 the Company announced that it had entered into a Stock purchase Agreement with Carpenter Fund Manager GP, LLC pursuant to which the Fund has agreed to purchase 1,500,000 shares of Manhattan Bancorp’s stock at $10.00 per share for an aggregate purchase price of $15,000,000. On June 12, 2008, Manhattan Bancorp received the first installment of $1,281,750 with the final closing expected to occur prior to the end of the fourth quarter. Additional information is available at www.BankManhattan.com.

FORWARD LOOKING STATEMENTS

Certain matters discussed in this release constitute forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995.  These forward looking statements relate to Bancorp’s current expectations regarding deposit and loan growth, operating results and the strength of the local economy.  These forward looking statements are subject to certain risks and uncertainties that could cause the actual results, performance or achievements to differ materially from those expressed, suggested or implied by the forward looking statements.  These risks and uncertainties include, but are not limited to: (1) the impact of changes in interest rates, a decline in economic conditions and increased competition among financial service providers on Bank of Manhattan’s operating results, ability to attract deposit and loan customers and the quality of Bank of Manhattan’s earning assets; (2) government regulation; and (3) the other risks set forth in the Company’s December 31, 2007 10-K/A, ITEM 1A. Risk Factors filed with the Securities and Exchange Commission.  Bancorp does not undertake, and specifically disclaims, any obligation to update any forward-looking statements to reflect occurrences or unanticipated events or circumstances after the date of such statements.